Exhibit 16.1

May 18, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Elephant Talk Communications, Inc.
File Ref. No. 000-30061

We have read the statements of Elephant Talk Communications, Inc. pertaining to our firm included under Item 4.01 of Form 8-K, dated May 17, 2006, and agree with such statements as they pertain to our firm.

Regards,

/s/ Webb & Company, P.A.
Webb & Company, P. A.
Certified Public Accountants